EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fusion Telecommunications International, Inc. (the "Company") on Form S-3 to be filed on or about December 21, 2016 of our report dated March 28, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended, which report was included in the Company's Annual Report on Form 10-K filed on March 28, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.
/s/ EisnerAmper LLP
New York, New York
December 21, 2016